Exhibit 10.28

AMENDED AND RESTATED MEDICAL DIRECTOR AGREEMENT

This Amended and Restated Medical Director Agreement (“Agreement”) is effective as of 1st day of January, 2009, by and among Genoptix, Inc. (“Genoptix” or the “Laboratory”) and Pacific Medical Consultants, Inc., a California professional corporation (“Corporation”) and Bashar Dabbas, M.D. (“Physician”).

RECITALS

A. Genoptix is a Delaware corporation that operates a licensed clinical laboratory located at 2110 Rutherford Road, Carlsbad, CA 92008 (the “Laboratory”). Genoptix is in need of an experienced, qualified physician to serve as medical director of the Laboratory.

B. Corporation employs Physician, who is an individual licensed to practice medicine in the State of California with at least two years’ experience directing or supervising the provision of laboratory tests of the same level of complexity as those provided by the Laboratory.

C. Genoptix wishes to contract with Corporation to provide Physician to serve as medical director of the Laboratory (“Medical Director”) to ensure that high standards of clinical laboratory services are performed in the Laboratory.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for their mutual reliance, the parties hereto agree:

Section 1. Responsibilities of Corporation and Medical Director

During the term of this Agreement, Corporation shall perform and comply with, or, as applicable, cause Medical Director to perform and comply with, all duties, responsibilities, conditions and covenants set forth in this Agreement, including but not limited to the following:

1.1 Medical Director/Administrative Services. Medical Director shall serve as Medical Director of the Laboratory and, in this role, shall provide to Genoptix those administrative services set forth in Exhibit A.

1.2 Absences. Corporation shall designate, subject to Genoptix’ approval, a qualified replacement, in the event of Medical Director’s vacation or other temporary approved absence. The person who provides services on behalf of Corporation in Medical Director’s absence shall have at least two years experience directing or supervising the provision of laboratory tests of the same level of complexity as those provided by the Laboratory and be bound by all terms of this Agreement. Genoptix shall have the right to approve the length of Medical Director’s absence, and any unapproved absence shall constitute a breach of this Agreement.

1.3 Availability. At all times the Laboratory is open to provide laboratory services, Medical Director, or Medical Director’s qualified replacement, shall be accessible to the Laboratory to provide, onsite, telephone or electronic consultation as needed. Medical Director shall inform Genoptix, on a monthly basis, of Medical Director’s schedule and availability to provide services pursuant to this Agreement.

1.4 Time Commitment. Corporation shall cause Medical Director to devote a minimum of twelve (12) hours per month providing the services described in this Agreement.

1.5 Limitation on Use of Space. No part of Genoptix’ premises, including the Laboratory, shall be used at any time as an office for the private practice of medicine or to analyze patient specimens other than Genoptix patient specimens.

Section 2. Genoptix Responsibilities

2.1 Genoptix Services.

(a) Space and Equipment. Genoptix shall furnish the premises for the Laboratory and such equipment as may be reasonably necessary for the proper operation and conduct of the Laboratory. Genoptix shall repair, replace or supplement such equipment and otherwise maintain it in good working order.

2.2 General Services. Genoptix shall furnish ordinary janitorial services, maintenance services, and utilities, including telephone service, as may be required for the proper operation and conduct of the space that it provides under this Agreement.

2.3 Supplies. Genoptix shall purchase, through its appropriate departments, all supplies as may be reasonably required for the proper operation of the Laboratory under this Agreement.

2.4 Genoptix Performance. The responsibilities of Genoptix shall be subject to Genoptix’ discretion and its usual purchasing practices, budget limitations and applicable laws and regulations.

Section 3. Compensation

3.1 Compensation. On or before the fifteenth (15th) day of each calendar month during the term of this Agreement, beginning with the second such month, and on or before the fifteenth (15th) day of the calendar month following the expiration or earlier termination of this Agreement, Genoptix shall pay Corporation Three Thousand Dollars ($3,000) per month for the provision of laboratory-administrative services provided to Genoptix by Corporation under this Agreement during the preceding month. Corporation’s compensation for any partial calendar month during the terms of this Agreement shall be prorated based on the actual days this Agreement is in effect during such partial calendar month.

Section 4. Term and Termination

4.1 Term. The term of this Agreement shall be for a period of three (3) years beginning on January 1, 2009 (the “Initial Term”), unless terminated sooner pursuant to the terms and provision of this Agreement. Assuming that neither party is in default hereunder, this Agreement shall be automatically renewed upon the same terms and conditions set forth herein for successive one (1) year terms (the “Renewal Term(s)”), unless terminated sooner pursuant to the provisions of this Agreement. The terms and conditions of this Agreement, including any amendments thereto, shall govern during the Initial Term and each Renewal Term.

4.2 Termination. Notwithstanding the provisions of Section 4.1, this Agreement may be terminated:

(a) By Genoptix at any time, without cause or penalty, upon sixty (60) days’ prior written notice to the other party;

(b) Immediately by Genoptix in its sole discretion if Medical Director fails to maintain the professional standards described in Section 5.1 of this Agreement;

(c) If (i) either party determines that any legislation, regulation, rule or procedures are duly passed, adopted or implemented by a federal, state or local government or legislative body or any private agency; or (ii) either party or any of their affiliates, receives notice of any actual or threatened decision, finding, or action by any governmental or private agency, court or third party (collectively referred to herein as an “Action”) which, if or when implemented, would have the effect of (1) revoking or jeopardizing the status of the clinical laboratory license granted to Genoptix or any of Genoptix’ affiliates or (2) subjecting the parties or any of their respective affiliates, employees, officers, directors or agents to civil, criminal or administrative prosecution, or other adverse proceeding on the basis of their participation herein; then the parties hereto shall attempt to amend this Agreement or alter its operation in order to avoid the Action. If, in the opinion of either party, such amendment or alteration is not possible, this Agreement shall be terminated upon the written notice of either party;

(d) By either party in the event of a material breach, and in such event, the non-breaching party shall have the right to terminate this Agreement after providing thirty (30) days’ written notice to the breaching party, unless such breach is cured to the satisfaction of the non-breaching party within the thirty (30) days;

(e) Immediately by Genoptix upon the death of Medical Director;

(f) Immediately by Genoptix if Medical Director is determined by Genoptix, in its sole and exclusive discretion, to be incompetent, or is permanently disabled so as to be unable to render services under the terms of this Agreement;

(g) Immediately by Genoptix if Medical Director ceases to be duly licensed to practice medicine under the laws of the State of California or ceases to be in good standing with the Medical Board of California; or

(h) Immediately by Genoptix if any of Physician’s shares in Cartesian Medical Group, Inc. are transferred voluntarily, involuntarily or by operation of law.

4.3 Rights Upon Termination. Upon any termination or expiration of this Agreement, all rights and obligations of the parties shall cease except those rights and obligations which have accrued or expressly survive termination.

Section 5. Professional Standards

5.1 Licensure and Standards. Corporation shall at all times ensure that Medical Director:

(a) Is licensed to practice medicine in the State of California;

(b) Is certified by the American Board of Pathology;

(c) Complies with all policies, rules and regulations of Genoptix;

(d) Maintains professional liability coverage in an amount and form acceptable to Genoptix; and

(e) Participates in continuing education as necessary to maintain licensure, certification and the current standard of practice.

Section 6. Relationship Between the Parties

6.1 Independent Contractor. In the performance of this Agreement, it is mutually understood and agreed that Genoptix, Corporation, and Medical Director are at all times acting and performing as independent contractors, and as such, they shall remain professionally and economically independent of each other. Genoptix and Corporation are not and no act, or failure to act by either party hereto, shall be construed to make or render the other party its partner, joint venturer, employee or associate. Neither Corporation nor Corporation’s employees shall have a claim under this Agreement or otherwise against Genoptix for workers’ compensation, unemployment compensation, sick leave, vacation pay, pension or retirement benefits, social security benefits, any other employee benefits, coverage of health, accident, disability or life insurance or payment of any federal, state or local taxes, including but not limited to FICA, FUTA and SDI, all of which shall be the sole responsibility of Corporation. Corporation shall indemnify and hold harmless Genoptix from any and all loss or liability, if any, arising out of or with respect to any of the foregoing benefits or withholding requirements.

6.2 Indemnification. Each party shall indemnify, defend and hold harmless the other party from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever (including reasonable attorneys’ fees and court costs) arising out of, incident to or in any manner occasioned by the performance or nonperformance of any duty or responsibility under this Agreement by such indemnifying party, or any of its employees, agents, contractors or subcontractors; provided, however, that neither party shall be liable to the other party hereunder for any claim covered by insurance, except to the extent that the liability of such party exceeds the amount of such insurance coverage.

Section 7. General Provisions

7.1 Access to Records. To the extent required by Section 1861(v)(1)(1) of the Social Security Act, as amended, and by valid regulation which is directly applicable to that Section, Corporation agrees to make available upon valid written request from the Secretary of HHS, the Comptroller General, or any other duly authorized representatives, this Agreement and the books, documents and records of Corporation to the extent that such books, documents and records are necessary to certify the nature and extent of Genoptix’ costs for services provided by Corporation.

Corporation shall also make available such subcontract and the books, documents, and records of any subcontractor if that subcontractor performs any of the Corporation or Medical Director’s duties under this Agreement at a cost of $10,000 or more over a twelve-month period, and if that subcontractor is organizationally related to Corporation.

Such books, documents, and records shall be preserved and available for four (4) years after the furnishing of services by Corporation pursuant to this Agreement. If Corporation is requested to disclose books, documents or records pursuant to this subsection for purposes of an audit, Corporation shall notify Genoptix of the nature and scope of such request and Corporation shall make available, upon written request of Genoptix, all such books, documents or records. Corporation shall indemnify and hold harmless Genoptix in the event that any amount of reimbursement is denied or disallowed because of the failure of Corporation or any subcontractor to comply with its obligations to maintain and make available books, documents, or records pursuant to this subsection. Such indemnity shall include, but not be limited to, the amount of reimbursement denied, plus any interest, penalties and legal costs.

This section is intended to assure compliance with Section 1861 of the Social Security Act, as amended, and regulations directly pertinent to that Act. The obligations of Corporation under this section are strictly limited to compliance with those provisions, and shall be given effect only to the extent necessary to insure compliance with those provisions. In the event that the requirements of those provisions are reduced or eliminated, the obligations of the parties under this section shall likewise be reduced or eliminated.

7.2 Covenant Not to Compete. During the term of this Agreement, neither Corporation nor Medical Director shall consult, manage or provide any services similar to those required to be performed under this Agreement for any other clinical laboratory within Los Angeles, Orange and San Diego Counties in California, without the prior written consent of Genoptix, which consent may be withheld in Genoptix’ sole discretion. Corporation and Medical Director acknowledge that a breach of this Section 7.2 by either Corporation or Medical Director shall be deemed a material breach of this Agreement and will result in irreparable injury to Genoptix, the precise amount of which is not readily ascertainable in monetary damages. Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

7.3 Nonsolicitation. During the term of this Agreement and for a twelve- (12) month period commencing on the date of the expiration or earlier termination of this Agreement, neither Corporation nor Medical Director shall, without the prior written consent of Genoptix, employ or contract with, or solicit for employment or contract, any employee or independent contractor of Genoptix to provide services similar to those provided in this Agreement. It is hereby agreed by all parties that in the event that Corporation or Medical Director employs or retains any employee or independent contractor of Genoptix, Corporation and/or Medical Director shall pay to Genoptix, as liquidated damages and not as a penalty, a sum equal to one- (1) year’s salary of the person so employed or retained by Corporation and/or Medical Director. This sum represents the reasonable endeavor by the parties hereto to estimate a fair compensation for the foreseeable and unforeseeable losses that might result from any such violation of this Section 7.3 by Corporation.

7.4 Confidential Information. Corporation and Medical Director recognize and understand that, during the terms of this Agreement, Corporation and Medical Director shall receive, have access to or otherwise, become acquainted with various trade secrets, materials and other proprietary information related to Genoptix which is of a secret or confidential nature (“Confidential Information”). During and after the term of this Agreement, Corporation and Medical Director shall not use the Confidential Information for any purposes other than the performance of this Agreement, and shall not disclose such Confidential Information for any purposes other than the performance of this Agreement, and shall not disclose such Confidential Information received by Corporation or Medical Director to any third party, without prior written consent of Genoptix. Upon the termination of this Agreement, Corporation and Medical Director shall promptly deliver to Genoptix all documents and material of any kind pertaining to Genoptix, and neither Corporation nor Medical Director will take any documents, materials or copies thereof, whether on paper, magnetic or optical media or any other median, containing any Confidential Information. Corporation and Medical Director acknowledge that a breach of this Section 7.4 will result in irreparable injury to Genoptix, the precise amount of which is not readily ascertainable in monetary damages. Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

7.5 Authorization for Agreement. The execution and performance of this Agreement by Corporation and Genoptix have been duly authorized by all necessary corporate action, and is not in violation of: (a) any law, rule or regulation of any governmental entity having jurisdiction over either Genoptix or Corporation; or (b) the articles or bylaws of the parties hereto. This Agreement constitutes the valid obligation of Genoptix and Corporation, enforceable in accordance with its terms.

7.6 Force Majeure. Notwithstanding any provision contained herein to the contrary, Genoptix shall not be deemed to be in default hereunder for failing to perform any of the obligations to be performed by Genoptix pursuant to this Agreement if such failure is the result of any labor dispute, act of God, inability to obtain labor or materials, governmental restrictions or any other cause without fault beyond the reasonable control of Genoptix. In addition, under no circumstances shall Genoptix be liable for consequential damages or otherwise, for any failure or interruption of any utility or building service at the Laboratory. Genoptix shall not be liable for injury to Corporation’s business or medical practice or for any loss of income or for damage to the goods, wares or other property of Corporation caused by any such failure or interruption under this Section 7.6.

7.7 No Third Party Beneficiary. None of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

7.8 Governing Law. This Agreement shall be construed and governed by and under the laws of the State of California, as such laws are applicable to agreements entered into and to be performed entirely within California between residents of California, without regard to conflict of law principles.

7.9 Entire Agreement; Amendments. Save for existing agreements between certain of the parties with respect to confidentiality obligations, there are no other agreements or understandings, written or oral, between the parties, regarding this Agreement other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement and such written modification(s) shall be attached hereto.

7.10 Headings. The headings set forth herein are for the purpose of convenient reference only, and shall have no bearing whatsoever on the interpretation of this Agreement.

7.11 Notices. All notices which either party is required or may desire to give to the other under or in conjunction with this Agreement shall be in writing, and shall be deemed to have been duly given upon receipt if: delivered in person or sent by facsimile to the party named below; or three (3) business days after it is deposited in the United States mail, if by certified or registered mail, postage prepaid, return receipt requested; or the next business day if it is transmitted by Federal Express or similar overnight delivery service. All notices shall be addressed as follows:

If to Genoptix:	Genoptix, Inc.
2110 Rutherford Road
Carlsbad, CA 92008
Attn.: Chief Financial Officer

If to Corporation:	Pacific Medical Consultants, Inc.
2110 Rutherford Road
Carlsbad, CA 92008
Attn: Bashar Dabbas, M.D.

If to Medical Director:	Bashar Dabbas, M.D.
2110 Rutherford Road
Carlsbad, CA 92008

or to such other address(es) or person(s) as may be designated by Genoptix or Corporation from time to time in accordance with the provisions of this Section 7.11.

7.12 Nonwaiver. The waiver by either party of any breach of any term, covenant or condition contained herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant or condition of this Agreement, other than the failure of such party to perform the particular duties so accepted, regardless of such party’s knowledge of such preceding breach at the time of acceptance of such performance.

7.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same Agreement.

7.14 Severability. If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable in any ,jurisdiction, the validity, legality, and enforceability of the remaining provisions, and of such provision in other jurisdictions, shall not be affected or impaired thereby.

7.15 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement and to otherwise cooperate fully with such other party in connection with the performance of such party’s obligations under this Agreement.

7.16 Gender and Number. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

GENOPTIX, INC.	PACIFIC MEDICAL CONSULTANTS, INC.

/s/ Tina S. Nova, Ph.D.	/s/ Bashar Dabbas, M.D.
Tina S. Nova, Ph.D., President & CEO	Bashar Dabbas, M.D., President

Date: October 31, 2008	Date: October 31, 2008

BASHAR DABBAS, M.D.

/s/ Bashar Dabbas, M.D.

Date: October 31, 2008

EXHIBIT A

ADMINISTRATIVE SERVICES TO BE PROVIDED

Corporation shall cause Medical Director to:

(a) Provide general administration of the day-to-day operations of the Laboratory;

(b) Implement Genoptix’ policies and procedures regarding the Laboratory;

(c) Ensure the accuracy and timely delivery of clinical laboratory testing results;

(d) Establish criteria for routine and abnormal clinical laboratory test result transfer;

(e) Assist in the evaluation and coordination of developmental initiatives for Laboratory’s clinical staff;

(f) Perform regular review of regional and national laboratories quality assurance data;

(g) Assist in the planning and arrangement of a cost effective annual budget for the Laboratory;

(h) Provide clinical diagnostic expertise for patients and physicians when full medical consultation is indicated;

(i) Be responsible for overall quality of the Laboratory;

(j) Fulfill all responsibilities required of laboratory directors supervising high complexity laboratories under the federal Clinical Laboratories Improvement Act; and

(k) Provide advice and assistance in connection with such other administrative duties as Genoptix may request from time to time.